Exhibit (h)(1)(ii)

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

AMENDMENT made as of the 19th day of March, 2009 by and among PROFUNDS (“ProFunds”), a Delaware statutory trust having a principal place of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, ACCESS ONE TRUST (“Access One”; ProFunds and Access One are hereinafter collectively referred to as the “Trusts”), a Delaware statutory trust having a principal place of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814 and CITI FUND SERVICES OHIO, INC. (formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and a party added by this Amendment, ProFunds Distributors, Inc. (the “Distributor”), to the Transfer Agency Agreement dated January 1, 2007 by and among Citi, Access One and ProFunds (as amended and in effect on the date hereof, the “Agreement”).

WHEREAS, pursuant to the Agreement Citi provides transfer agency services, including anti-money laundering services to the Trust; ProFunds Distributor, Inc. is the distributor for the Trust and has responsibility for AML Services.

WHEREAS, the parties wish to include the Distributor as a party to this Agreement  solely with respect to the receipt of certain anti-money laundering services.

NOW, THEREFORE, in consideration of the covenants herein contained, the Trusts, the Distributor and Citi hereby agree as follows:

1.                                       Additional Party.

The parties hereby agree that the Distributor shall be added as a party to the Agreement solely with respect to the receipt of AML Services (as defined in the Agreement)  from Citi. For the avoidance of doubt, the Distributor shall receive such AML Services from Citi, but Citi shall not be liable in any ·way to the Distributor under the Agreement. Nothing herein affects Citi’s responsibilities or liabilities with respect to the Trusts and services provided to the Trusts.

2.                                      Representations.

(a)                                 The Trusts represent that it has full power and authority to enter into and perform this Amendment; that it will promptly notify Citi in the event that the Trusts are for any reason unable to perform any of its obligations under this Amendment; that this Amendment will be presented to the Board of Trustees and, if required by law, has been approved by such Board of Trustees; with Citi receiving a copy of the resolution approving same.

(b)                                 Each of the Distributor and Citi represents that it has full power and authority to enter into and perform this Amendment.  Citi further represents that it will promptly notify the Trusts in the event that Citi is for any reason unable to perform any of its obligations pursuant to this Amendment.

3.                                      Miscellaneous.

(a)                                  This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)                                 Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)                                  Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)                                 This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PROFUNDS

By:	/s/ Louis Mayberg
Name:	Louis Mayberg
Title:	President

ACCESS ONE TRUST

By:	/s/ Louis Mayberg
Name:	Louis Mayberg
Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

PROFUNDS DISTRIBUTORS, INC.

By:	/s/ Louis Mayberg
Name:	Louis Mayberg
Title:	President